EXHIBIT 11


                     COMPUTATION OF FULLY DILUTED EARNINGS PER
                    SHARE UNDER TREASURY STOCK METHOD SET FORTH
                   IN ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                                                      For Three Months Ended
                                                 -------------------------------
                                                 March 31, 1995   March 31, 1994
                                                 --------------   --------------

        Number of shares on which earnings
        per share is based:
         Average outstanding during period          585,226,523      582,067,170

        Add - Incremental shares under stock
        option and stock purchase plans               6,909,834        2,184,080

            - Incremental shares
        related to 5 3/4% CGI convertible
        bonds (average)                               7,715,388        7,715,400
                                                 --------------   --------------
        Number of shares on which fully diluted
        earnings per share is based                 599,851,745      591,966,650
                                                 ==============   ==============

        Net earnings applicable to
         common shareholders (millions)                 $ 1,242            $ 371

            - Net earnings effect of
        interest on 5 3/4% CGI convertible
        bonds (millions)                                      4                4
                                                 --------------   --------------
        Net earnings on which fully
        diluted earnings per share
        is based (millions)                             $ 1,246            $ 375
                                                 ==============   ==============

        Fully diluted earnings per share                $  2.08            $ .63

        Published earnings per share                    $  2.12            $ .64


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